      							OMB Number	3235-0287
								Expires:		September 30, 1998
								Estimated average burden
								hours per response			0.5
FORM 4
/XX/	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


	Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934,
		Section 17(a) of the Public Utility Holding Company Act of 1935
			or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person*

<<	VAN KASPER & COMPANY
	600 California St., Suite 1700, San Francisco, CA  94108-2704 >>
	______________________________________________________________________
	(Last) (First) (Middle), (Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol

<<	Provident American Corporation (PAMC) >>

3.	IRS or Social Security Number of Reporting Person (Voluntary) ________

4.	Statement for Month/Year

<<	11-98 >>

5.	If Amendment, Date of Original (Month/Year)	___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			____ 10% Owner

	____ Officer (give		XXXX Other (specify
          title below)			  below)

<<			Former 10% Owner. >>

7.	Individual or Joint/Group Filing (Check Applicable line)

	XXXX Form filed by one Reporting Person

	____ Form filed by More than One Reporting Person
												SEC 1474 (7-96)

FORM 4 (continued)							Page 2 of 4 Pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3)

<<	COMMON STOCK >>

2.	Transaction Date (Month/Day/Year)

<<	November 3, 1998 >>

3.	Transaction Code (Instr. 8)

	Code					V

<<	J					__________ >>

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount				(A) or (D)			Price

<<	362,200					D			$  N/A >>

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

<<	175,000 >>

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

<<	I >>

7.	Nature of Indirect Beneficial Ownership (Inst. 4)

<<	By discretionary brokerage customer accounts. >>

FORM 4 (continued)							Page 3 of 4 Pages

Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned
			(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)

	___________________

2.	Conversion or Exercise Price of Derivative Security

	__________

3.	Transaction Date (Month/Day/Year)

	________

4.	Transaction Code (Instr. 8)

	Code				V

	_____			____________

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)

	(A)	_____________	(D)	_________________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable	_______	Expiration Date		_________

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title				Amount or Number of Shares

	____________			________________

8.	Price of Derivative Security (Instr. 5)

	$_________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4)

	________________________

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)

11.	Nature of Indirect Beneficial Ownership (Inst. 4)

	______________________________________________________________________

FORM 4 (continued)							Page 4 of 4 Pages


Explanation of Responses:				VAN KASPER & COMPANY		12-9-98
													  Date
The reporting person has
only a pro rata interest in
the securities reported and			By:	/s/ John Chung
disclaims beneficial ownership				John Chung, General Counsel
of the securities reported except
to the extent of the reporting
person's pecuniary interest.

Clients of the Reporting Person
terminated discretionary brokerage
accounts.
								** Signature of Reporting Person

**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 1474 (7-96)

4450/12/1018738